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                                                                    Exhibit 99.1

      Standard Automotive Corporation Announces Subsidiary's Sale of Assets

NEW YORK - (BUSINESS WIRE) - January 9, 2002 - Standard Automotive Corporation (AMEX: AJX - news), today announced that its subsidiary, The Providence Group Inc., a Delaware corporation, sold its core assets to MCE Applied Technology, Inc. of Washington, pursuant to an Asset Purchase Agreement.

Under the terms of the deal, MCE will pay $250,000 cash in exchange for certain assets of The Providence Group and assume certain liabilities of The Providence Group. This price is subject to closing balance sheet adjustments.

The net proceeds of the disposition will be paid to Standard's bank lenders as partial repayment under Standard's Term Loan and Revolving Credit Facility.

About Standard

Standard Automotive Corporation is a diversified company with production facilities located throughout the United States, Canada and Mexico. Standard manufactures precision products for aerospace, nuclear, industrial and defense markets; it designs and builds remotely operated systems used in contaminated waste cleanup; it designs and manufactures trailer chassis used in transporting maritime and railroad shipping containers; and it builds a broad line of specialized dump truck bodies, dump trailers, and related products. Through its Providence Group, Standard provided engineering professional services to both government and commercial industry.

About MCE

MCE Applied Technology, Inc. is an affiliate of MCE Holding, Inc., a Richland, Washington-based engineering and specialty machinery manufacturer supporting the U.S. nuclear industry. The purchase by MCE provides an eastern United States presence in the nuclear market.

This release contains certain forward-looking statements, which involve known and unknown risks, uncertainties, and other factors not under Standard's control, which may cause actual results, performance, and achievements of Standard to be materially different from the results, performance or expectations of Standard. These factors include, but are not limited to, those detailed in Standard's periodic filings with the Securities and Exchange Commission, including Standard's Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 2001.


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Contact:

     Investor Relations
     Standard Automotive Corporation
     Matt Burris
     212/286-1300
     908/874-7778